News Release
P.O. Box 110 ▪ Route 5 ▪ South Deerfield ▪ MA ▪ 01373-0110
FOR IMMEDIATE RELEASE
Contact:           Bruce H. Besanko
(413) 665-8306 ext 4492
THE YANKEE CANDLE COMPANY, INC. ANNOUNCES
PRELIMINARY FOURTH QUARTER AND FULL YEAR 2006 RESULTS
South Deerfield, MA — January 10, 2007 — The Yankee Candle Company, Inc. (NYSE:YCC) today announced preliminary financial results for the thirteen weeks and full year ended December 30, 2006. The estimates set forth below are based upon currently available information and are subject to the completion of the audit by the Company’s independent registered public accountants for the full year 2006.
The Company also announced that a Special Meeting of Stockholders will be held on January 23, 2007 with respect to the proposed merger of the Company with an affiliate of Madison Dearborn Partners, LLC, a private equity firm, announced by the Company on October 25, 2006 (the “transaction”). The Company currently anticipates that the transaction will close in February 2007, subject to stockholder approval.
Preliminary estimates for the thirteen weeks and full year 2006 are as follows:
Thirteen Weeks ended December 30, 2006 compared to Thirteen weeks ended December 31, 2005
For the thirteen weeks ended December 30, 2006, the Company estimates:
•	Total consolidated sales of between $275 million and $278 million, compared with $236.9 million for the comparable prior year period, representing an approximate increase of between 16% and 17%.
o	Retail sales of between $177 million and $178 million, compared with $144.5 million for the comparable prior year period, representing an approximate increase of between 22% and 23%.

o	Comparable sales in the 373 retail stores that have been open for more than one year, including the South Deerfield flagship store and Williamsburg flagship store, and excluding any Illuminations stores increased by approximately 11% when compared with the prior year period. Including Consumer Direct and excluding Illuminations, total retail comparable sales increased by approximately 12% when compared with the prior year period. Store transactions increased approximately 2%.

o	Wholesale sales of between $98 million and $100 million, compared with $92.4 million for the comparable prior year period, representing an approximate increase of between 6% and 8%.
•	Adjusted EBITDA of between $98 million and $100 million, compared with $86.3 million for the comparable prior year period.

•	On a GAAP basis, diluted EPS of between $1.26 and $1.29, compared with $1.01 for the comparable prior year period. Excluding non-recurring transaction costs of approximately $3.2 million associated with the transaction, estimated diluted EPS of between $1.31 and $1.34.
Fiscal Year ended December 30, 2006 compared to Fiscal Year ended December 31, 2005
Giving effect to the above estimates and actual results of operations through September 30, 2006, the Company estimates that it will report the following results for the full fiscal year 2006:
•	Total consolidated sales of between $684 million and $687 million, compared with $601.2 million for the comparable prior year period, representing an approximate increase of 14%.
o	Retail sales of between $369 million and $370 million, compared with $304.1 million for the comparable prior year period, representing an approximate increase of between 21% and 22%.

o	Comparable sales in the 373 retail stores that have been open for more than one year, including the South Deerfield flagship store and Williamsburg flagship store, and excluding any Illuminations stores, increased by approximately 9% when compared with the prior year period. Including Consumer Direct and excluding Illuminations, total retail comparable sales increased by approximately 10% when compared with the prior year period. Store transactions were flat compared to the prior year.

o	Wholesale sales of between $315 million and $317 million, compared with $297.1 million for the comparable prior year period, representing an increase of between 6% to 7%.
•	Adjusted EBITDA of between $182 million and $184 million, compared with $168.5 million for the comparable prior year period.

•	On a GAAP basis, diluted EPS of between $2.04 per share and $2.07 per share, including the tax benefit of approximately $0.06 per share in the first quarter of 2006, compared to fiscal 2005 diluted EPS of $1.73. Excluding non-recurring costs associated with the transaction and the $0.06 tax benefit from the first quarter of 2006, estimated diluted EPS will be in the range of $2.03 per share to $2.06 per share, which compares to the range of $1.96 per share to $2.01 per share that was provided by the Company on its earnings conference call on October 25, 2006.

•	Rent expense of approximately $29 million.

•	Capital expenditures of approximately $25 million.

•	Year end cash balance of approximately $23 million.

•	Year end debt balance of approximately $140 million.

•	Year end inventory of approximately $62 million compared to year end fiscal 2005 inventory of $55.5 million and guidance of $70 million provided by the Company on its earnings conference call on October 25, 2006.
Management presents EBITDA and Adjusted EBITDA, which are non-GAAP liquidity measures, because it believes that they are a useful tool for the Company and its investors to measure the Company’s ability to meet debt service, capital expenditure and working capital requirements. EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate EBITDA and Adjusted EBITDA in an identical manner and therefore is not necessarily an accurate means of comparison between companies. EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period or funds available for management’s discretionary use nor have they been represented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In order to compensate for differences in the calculation of EBITDA and Adjusted EBITDA across companies, these measures should be evaluated in conjunction with GAAP measures such as operating income, net income, cash flow from operations and other measures of equal importance.
Historical and estimated pro forma EBITDA and estimated pro forma Adjusted EBITDA are calculated as follows (in millions):

	Fifty-Two	Thirteen	Estimated Range		Estimated Range
	Weeks Ended	Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended
	December 31, 2005	December 31, 2005	December 30, 2006		December 30, 2006
Cash flows from operating activities	$106.5	$111.4	$165.1	$168.1	$143.5	$146.5
Net changes in assets and liabilities	9.8	(57.5)	(106.5)	(107.0)	(23.0)	(23.5)
Other non-cash items	(13.4)	(3.3)	(1.9)	(2.4)	(11.3)	(11.8)
Amortization of deferred financing costs	(0.4)	(0.8)	(0.2)	(0.2)	(0.5)	(0.5)
Interest expense, net	7.2	2.4	4.0	4.0	14.8	14.8
Income taxes	49.9	27.8	33.2	33.2	49.9	49.9

EBITDA	$159.6	$80.0	$93.7	$95.7	$173.4	$175.4

Restructuring (a)	5.5	5.5	(0.4)	(0.4)	(0.4)	(0.4)
Stock based compensation	3.4	0.8	1.5	1.5	5.8	5.8
Transaction costs (b)	—	—	3.2	3.2	3.2	3.2

Adjusted EBITDA	$168.5	$86.3	$98.0	$100.0	$182.0	$184.0

(a)	During the fourth quarter of fiscal 2005, the Company initiated a restructuring plan designed to close 17 underperforming stores and re-invest in talent and other strategic growth initiatives. In connection with this restructuring plan, a charge of $5.5 million was recorded in the fourth quarter of fiscal 2005. Included in the restructuring charge was $2.4 million related to lease termination costs, $2.5 million related to non-cash fixed assets write-offs and other costs, and $0.6 million in employee related costs. All of the 17 underperforming stores have been closed and the Company has reversed the remaining reserve of $0.4 million in the fourth quarter of fiscal 2006.

(b)	On October 25, 2006, the Company announced it had entered into a definitive merger agreement under which an affiliate of Madison Dearborn Partners, LLC, a leading private equity investment firm, would acquire all of the outstanding shares of Yankee for approximately $1.4 billion in cash. In connection with this transaction, the Company incurred non-recurring pre-tax costs of approximately $3.2 million in the fourth quarter and fiscal year 2006.
The revised 2006 fourth quarter and full-year guidance reported in this press release, together with the Company’s analysis thereof, are preliminary in nature and may be subject to change in connection with the completion of the Company’s 2006 financial statements which are subject to the completion of the audit by the Company’s independent registered public accountants. The Company undertakes no obligation to update this information.
About The Yankee Candle Company, Inc.
The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee has a 37-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American customer network of approximately 17,400 store locations, a growing base of Company owned and operated retail stores (420 located in 43 states as of December 30, 2006 including 16 Illumination Stores), direct mail catalogs, its Internet websites (www.yankeecandle.com, www.aromanaturals.com and www.illuminations.com ), international distributors and to a European customer network of approximately 2,500 store locations (through its distribution center located in Bristol, England).
This press release contains certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2006, and the fourth quarter thereof, the growth initiatives and specific actions discussed above and their impact on the Company’s future operating results, the consummation of the proposed merger, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on our stock price of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.